                                  EXHIBIT 99.7

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                         RESTATED SEGMENT INFORMATION
                                   UNAUDITED
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

                                       THREE      SIX        NINE     TWELVE
                                      MONTHS     MONTHS     MONTHS    MONTHS
(In millions)                          ENDED      ENDED      ENDED     ENDED
                                      MAR 31,    JUN 30,    SEP 30,   DEC 31,
                                       1999       1999       1999      1999
                                     --------  --------   --------   --------

SALES:

   North American Tire               $1,572.9   $3,226.4   $4,928.0   $6,648.6
   European Union Tire                  523.5    1,010.6    1,692.5    2,642.7
   Eastern Europe, Africa and
     Middle East Tire                   183.3      375.6      594.4      812.9
   Latin American Tire                  244.8      468.3      707.2      948.1
   Asia Tire                            145.5      299.1      454.5      593.2
                                     --------   --------   --------   --------

      TOTAL TIRES                     2,670.0    5,380.0    8,376.6   11,645.5

   Engineered Products                  314.5      649.4      953.8    1,234.8
   Chemical Products                    233.9      462.9      699.9      949.8
                                     --------   --------   --------   --------

      TOTAL SEGMENT SALES             3,218.4    6,492.3   10,030.3   13,830.1

   Inter-SBU Sales                     (120.4)    (233.3)    (355.7)    (482.8)
   Other                                  1.1        2.9        3.7        8.1
                                     --------   --------   --------   --------

      NET SALES                      $3,099.1   $6,261.9   $9,678.3  $13,355.4


INCOME:

   North American Tire               $   85.0   $  139.7   $   18.9   $   26.3
   European Union Tire                   45.3       80.6      123.3      188.0
   Eastern Europe, Africa and
     Middle East Tire                     9.8       21.2       34.3       49.8
   Latin American Tire                   30.1       46.1       58.6       67.7
   Asia Tire                              3.6       11.4       16.9       26.0
                                     --------   --------   --------   --------
      TOTAL TIRES                       173.8      299.0      252.0      357.8

   Engineered Products                   22.1       52.3       60.6       70.4
   Chemical Products                     31.2       59.7       93.0      116.4
                                     --------   --------   --------   --------

      TOTAL SEGMENT SALES               227.1      411.0      405.6      544.6

   Other                               (195.0)    (255.8)    (161.5)    (244.5)
                                     --------    --------   --------   --------

      INCOME BEFORE INCOME TAXES     $   32.1   $  155.2   $  244.1   $  300.1
                                     --------   --------   --------   --------

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                                     X-99-7